EXHIBIT 13

News Release

Contacts:

ShiftPixy Creates New GIG Economy Model Designed To Avoid Lawsuits; Solves the Independent Contractor Problem!

Company's Innovative Solution Has ShiftPixy Treating Their Workers As Full-Time Employees But They Remain as if they were still Independent Contractors To ShiftPixy's Clients.

IRVINE, CA – __/__/2016 –

ShiftPixy, Inc. ("ShiftPixy® or the "Company") a disruptive Next Gen GIG Economy provider of unique insurance products, regulatory compliance services, proprietary human administration tools and variable labor force provider, that plans to enable unemployed, under-employed or part-time and/or full-time individuals to apply for variable shift work from businesses in their local market, today announced that, it has created a new hybrid type worker classification status, designed to avoid the pitfalls inherent in trying to classify shift workers as independent contractors in the traditional GIG Economy model… pitfalls which can lead to crippling litigation.

Boston-based attorney Shannon Liss-Riordan, of Lichten & Liss-Riordan, (who) is representing plaintiffs in… cases against Grubhub (NYSE: GRUB)… recently settled a case with GIG Economy giant Uber for up to $100 million over alleged worker misclassification. (emphasis provided).
http://www.chicagotribune.com/bluesky/originals/ct-grubhub-lawsuit-worker-misclassification-bsi-20160629-story.html

It is no secret that perhaps the majority of the major players in the GIG Economy (Uber, Lyft, Instacart, Postmates, Etc…) have been sued or threatened with litigation… or are rightfully worried about the increasing possibility of litigation that is inherent in the traditional employee as independent contractor classification in the GIG model.

(See "Which 'Gig Economy' Companies are Most Afraid of a Misclassification Lawsuit?")
http://blogs.uoregon.edu/liztippett/2016/04/26/gig-economy/ )

Many fear that loss of the gig workforce structure, either by a wave of class-action lawsuits, intervention by regulators, or through the collective action of disgruntled workers, and the gig economy as it now exists may be in serious jeopardy.

http://www.fastcompany.com/3042248/the-gig-economy-wont-last-because-its-being-sued-to-death

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Politicians are considering new legislation or regulations (see Hillary Clinton & Elizabeth Warren quotes below) and savvy litigation attorneys are pursuing (and winning) judgments that could put many traditional model GIG Economy companies out of business.

Hillary Clinton said last summer that GIG Economy companies like Uber and AirBnB… "rais[ed] hard questions about workplace protections...."
http://thehill.com/policy/technology/248639-uber-exec-says-clinton-will-embrace-gig-economy

"Sen. Elizabeth Warren… [has signaled that]… it may be time to overhaul regulations for companies that avoid paying benefits by classifying their workers as contractors." Warren said, "I think there is evidence that increasingly employers use independent contractors not in ways that were originally intended… and I think that's a real problem,".
http://thehill.com/policy/transportation/243840-ubers-model-under-fire-from-washington

And the headlines echo with dire forecasts for the traditional GIG Economy:

The Gig Economy Won't Last Because It's Being Sued To Death.

http://www.fastcompany.com/3042248/the-gig-economy-wont-last-because-its-being-sued-to-death

Uber's business model under fire.

http://thehill.com/policy/transportation/243840-ubers-model-under-fire-from-washington

Uber and the gig economy's existential litigation threat.

http://blogs.reuters.com/alison-frankel/2016/04/06/uber-and-the-gig-economys-existential-litigation-threat/

Grubhub delivery drivers sue over contractor status.

http://www.chicagotribune.com/bluesky/originals/ct-grubhub-lawsuit-worker-misclassification-bsi-20160629-story.html

Why the Next Uber Wannabe Is Already Dead

The most valuable startups in America rely on independent contracts. Antiquated labor laws say they may be employees. The on-demand economy hangs in the balance.
http://www.inc.com/magazine/201511/jeff-bercovici/the-1099-bind.html

Good riddance, gig economy: Uber, Ayn Rand and the awesome collapse of Silicon Valley's dream of destroying your job.

http://www.salon.com/2016/03/27/good_riddance_gig_economy_uber_ayn_rand_and_the_awesome_collapse_of_silicon_valleys_dream_of_destroying_your_job/

Whether a company wins or loses a lawsuit… it still has burdened the company with lost time and revenues… not to mention the legal fees and significant size of potential damage awards.

Why all the litigation and talk of new legislation?

It's because the basic framework of the traditional GIG Economy model is flawed.

These GIG Economy companies regularly classify the people working for them as "independent contractors" rather than "employees" for jobs (gigs). The companies can pay much less for services and in regulatory requirements if their workers are classified as independent contractors. Under state and federal employment laws, workers classified as employees are much more expensive for these companies.

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Senator Elizabeth Warren recently said, "Long before anyone ever wrote an article about the 'gig economy,' corporations had discovered the higher profits they could wring out of an on-demand workforce made up of independent contractors".
https://www.thenation.com/article/elizabeth-warren-takes-on-the-gig-economy/

So the common thread of the problem in the lawsuits is that although a company may internally classify workers as independent contractors, under the same federal and state laws mentioned above… they are, in reality, employees… and THAT is the source of the many lawsuits.

At issue is the question of whether workers for companies like Uber are independent contractors, as the firms claim. Contractors don't get the same benefits and protections as employees. Advocates say that the companies have significant control over their workers — the measure of whether someone is an independent contractor or not. The companies argue that workers have flexibility over the work they do, including controlling their own hours and being able to work for competing companies at the same time.
http://thehill.com/policy/technology/248639-uber-exec-says-clinton-will-embrace-gig-economy

"They call them independent contractors but they set their pay, they screen them, they sometimes train them, they evaluate them, they discipline them, and all of those characteristics look an awful lot like an employer-employee relationship," said Rebecca Smith, deputy director of the National Employment Law Project.
http://thehill.com/policy/transportation/243840-ubers-model-under-fire-from-washington

"… it's safe to say that there are advantages to being an employee (security, safety laws, minimum wage, benefits) and that there are also advantages to being an independent contractor (freedom, independence). Similarly, there are advantages to hiring employees (quality control, dependable workers) and hiring contract workers (cheaper, don't need to guarantee work). Where platforms get into legally dubious territory is when they try to claim the advantages of both systems at the same time." (The Gig Economy Won't Last Because It's Being Sued To Death.)

http://www.fastcompany.com/3042248/the-gig-economy-wont-last-because-its-being-sued-to-death

ShiftPixy's evolution of the classic GIG model totally eliminates this key weakness in the standard model of treating workers as independent contractors.

ShiftPixy has embraced the next Gen structure for the GIG economy by making their workers (ShiftPixy calls them "Shifters") employees of ShiftPixy and lending them out to third party employers in need of additional workers.

The employers get the benefit of having a workforce without the compliance and regulatory burdens that normally accompany their hiring of a regular workforce, particularly ones that exist in industries with many part-time/shift workers such as the restaurant and hospitality industries, ShiftPixy's initial target market. ShiftPixy and NOT the operating business is the entity that employs these Shifters and handles ACA and other administrative and regulatory compliance matters that accompany the hiring of employees. ShiftPixy totally removes that burden from its operating business clients.

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Scott W. Absher, CEO of ShiftPixy said: "The ShiftPixy solution allows employers to avoid mandated regulatory costs and related burdens… it saves them both time and money… which is designed to give them a competitive edge. It also gives the misclassified independent contractor workers the opportunity to receive "full time" wages and healthcare coverage… to be treated as employees… because they ARE employees… they are ShiftPixy employees! The ShiftPixy Next Gen model is a "win-win" for the GIG Economy companies and workers alike. We believe the natural evolution from the classic model of GIG workers being problematically classified as independent contractors, is our best of both worlds model… They are our employees AND also remain working as if they were still independent contractors to ShiftPixy clients.

About ShiftPixy, Inc.

ShiftPixy was formed to take advantage of weaknesses in compulsory insurance markets and new compliance requirements for U.S. businesses where statutory requirements for business owners collide with extremely limited access to the required insurance coverage, particularly health care insurance coverage, and related regulatory compliance issues. ShiftPixy management has leveraged over 20 years of experience in developing and marketing alternative risk programs to address unique business insurance needs into the delivery of a unique and what we believe to be a highly desirable suite of services to merge coverage access with operational compliance and financial support.

ShiftPixy has developed proprietary technology and client engagement processes that enable the Company create high value on both the employer and the employee sides of the U.S. shift work chasm.

When launched in September, the ShiftPixy mobile app will allow available and qualified shift workers to connect with immediately available shifts from participating ShiftPixy Provider Clients through a simple mobile application. Shift workers or "Shifters" can find shift opportunities within their skill set and geographic range and pick up available shifts when they need the work. ShiftPixy processes the entire workflow on the provider side from offering open shifts, approving a Shifter based on their rich profile, to processing all of the payroll, insurance and regulatory demands for each shift hour worked.

The ShiftPixy Shifter platform secures and monetizes individuals seeking shift work based on need and availability matched to their specific skills and within their geographic range on a monthly fee basis for access.

***

For more information on ShiftPixy, please visit the Company's website at www.ShiftPixy.com.

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ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link:
https://www.sec.gov/Archives/edgar/data/1675634/000147793216010647/shiftpixy_1a.htm

No money or consideration is being solicited by the information in this or any other communication or information on our website, and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information in this or any other communication or on our website shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

Corporate:

Scott W. Absher, CEO

ShiftPixy, Inc.

1 Venture

Suite 150

Irvine, CA 92618

Scott.absher@shiftpixy.com

5

News Release

Contacts:

ShiftPixy Creates Innovative Solution To Employer/Employee Problems Created By Affordable Care Act (ACA); Revolutionizes "GIG Economy" Structure By Creating Its Own Proprietary Workforce To Lend Out To Third Party Employers.

The ShiftPixy Solution Allows Employers Who Choose To Reduce Employee Work Hours As Their Default Option To Avoid Mandated Regulatory Costs And Related Burdens; Gives Them The Ability To Maintain Workforce Levels While Providing Employees Opportunity To Receive "Full Time" Wages And Healthcare Coverage.

ShiftPixy Management explains why they believe that the Company has the potential to significantly increase revenues in the future.

ShiftPixy Has Filed A Regulation A+ Offering Circular with the SEC; Will Use A New SEC Regulatory Framework That Allows Non-Accredited Investors The Opportunity To Invest in SEC Registered A+ IPO Offerings.

IRVINE, CA – __/__/2016 –

ShiftPixy, Inc. ("ShiftPixy® or the "Company") a disruptive Next Gen GIG Economy provider of unique insurance products, regulatory compliance services, proprietary human administration tools and variable labor force provider, announced that its initial roll-out of its business model in Southern California. Building upon this success, the Company plans to release a new application in early September 2016, that will enable unemployed, under-employed or part-time and/or full-time individuals initially in the nation's restaurant and hospitality industry workforce, and ultimately in all business' workforce, to apply for variable shift work from businesses in their local market. Appropriately, this proprietary app is planned for release on Labor Day 2016.

The Company saw that the Affordable Care Act (ACA), while solving problems also inadvertently opened up a whole new market for labor services… and the Company also saw that the shortcomings in the much hyped new class of the service industry, the "GIG Economy," was not the way to tap into this vast new market.

The GIG Economy is a service industry where workers are expected to operate like mini-businesses. The influence of these kinds of service industry companies is growing. According to an analysis by Greylock Partners, the value of transactions over platforms such as car services Lyft and Uber, grocery delivery service Instacart and courier service Postmates could grow as large as $10 billion this year."

http://www.fastcompany.com/3042248/the-gig-economy-wont-last-because-its-being-sued-to-death

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Scott W. Absher, ShiftPixy Founder & CEO said: "As technology has advanced over the past decade, new internet-based employment platforms emerged which are often referred to collectively as the "Gig Economy." Many of these platforms, such as Uber (transportation) and Instacart (grocery delivery) regularly engage "contract workers" rather than "employees" for jobs (gigs). Among other reasons, his classification allows companies Uber to operate with 20% to 30% less in labor costs than competition having employees, leading to eye-popping numbers like Uber's $40 billion valuation or Instacart's latest $220 million round of funding. Many fear that loss of the gig workforce structure, either by a wave of class-action lawsuits, intervention by regulators, or through the collective action of disgruntled workers, and the gig economy may be in serious jeopardy.

8http://www.fastcompany.com/3042248/the-gig-economy-wont-last-because-its-being-sued-to-death

ShiftPixy's evolution of the classic GIG model, totally eliminates this key weakness in the standard model of treating workers as independent contractors.

ShiftPixy has embraced the next Gen structure for the GIG economy by making their workers (ShiftPixy calls them "Shifters") employees of ShiftPixy and lending them out to third party employers in need of additional workers.

The employers get the benefit of having a workforce without the compliance and regulatory burdens that normally accompany their hiring of a regular workforce, particularly ones that exist in industries with many part-time/shift workers such as the restaurant and hospitality industries, ShiftPixy's initial target market. ShiftPixy and NOT the operating business is the entity that employs these Shifters and handles ACA and other administrative and regulatory compliance matters that accompany the hiring of employees. ShiftPixy totally removes that burden from its operating business clients.

The need for the services the Company offers is an unintended result of and has been amplified by the compliance burdens placed upon employers of GIG Economy workers under the Affordable Care Act (ACA). ShiftPixy recognized this need early on and saw it as an opportunity.

As shown by the studies below, the ACA's new compulsory insurance requirements for US business owners has caused companies to reduce the number of hours worked by employees as their default solution. However, that left them with a need for additional workers to fill the void.

As a result, employers require a greater number of employees who are each working fewer hours than before… and shift workers now need more opportunities to work for different companies in order to maintain their income level.

Scott W. Absher added: "The Affordable Care Act is affecting personnel decisions. A survey of more than 600 small business owners by the Society for Human Resource Management found that 20% of companies surveyed reported they have cut the number of workers they employ. Employers are not required to offer coverage for employees who work less than 30 hours per week. A related study found that 12% of employers nationwide plan to reduce workers' hours as a result of ACA1."

1 http://www.ncpa.org/pub/st356

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One direct casualty of ACA has been the shift worker, with full time employment with one employer becoming a thing of the past as employers dropped hours and shifts to bring their business into ACA compliance by having less than 50 full time employees. Full time employees not only include traditional full time workers working more than 30 hours per week but also requires employers to make complex calculations involving all part time workers to make sure they don't have part time workers constituting equivalent full time employees.

"There are approximately 26 million part time workers in the United States. Of these,

more than 6 million people are classified as "involuntary part-time workers," meaning that they would have preferred full-time employment, but were working part time because their hours had been cut back or because they were unable to find a full-time job2.

2 http://www.bls.gov/news.release/archives/empsit_08072015.pdf

On the other side of the table, due to ACA, in order not to be subject to ACA insurance mandates job providers now had to have more people working fewer hours. The Company has seen that race to meet the new demands and covering new gaps are stressing small business as never before in the US. The new demands have made delivery and cash flows challenging for small employers who provide most of the US employment.

Scott W. Absher, Co-Founder & CEO added: "We have seen that the race to meet the new demands and covering new regulatory requirement gaps are stressing small business as never before. The new demands have made compliance, staffing, and cash flows more challenging for small employers who provide most of the US employment. To address these widespread pain points, ShiftPixy has established a unique and what we believe are a highly desirable suite of services that merge insurance coverage access, operational, compliance and financial support, along with intermediation of shift workers and available shifts at participating businesses.

One valuable aspect of ShiftPixy's services to employers is access to a large pool of qualified shift workers that are part of the Company's proprietary ecosystem. Many of these shifters will come into the ecosystem through their current employers who become ShiftPixy clients thus making ShiftPixy the employer of record for their workers. The Company intends to add to the ShiftPixy ecosystem others seeking employment (but not working for ShiftPixy employers) from Company marketing initiatives focused on continuously expanding the pool of available shift workers, initially from the new mobile app the Company will offer in September 2016. These activities will give employers a greater incentive to become ShiftPixy clients by making available to them a greater number of qualified, local shift workers to fill available shifts through marketing to potential shifters outside the ecosystem will occur simultaneously with onboarding additional shifters via new employer enrollment with ShiftPixy.

ShiftPixy will initially target the restaurant and hotel industries, a market comprised of 13 million workers. Management has also identified several additional markets such as New York, Chicago, Dallas and Orlando where ShiftPixy may in the future target for marketing through what it will promote as bringing the same high value type services to these industries as it is now bringing to the restaurant and hospitality industries.

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The ShiftPixy Next Gen model for the GIG Economy which we believe the natural evolution from the classic model of GIG workers being problematically classified as independent contractors to their becoming full-time employees ShiftPixy that provides these workers to ShiftPixy clients, their former employers.

ShiftPixy is already generating significant revenue, and has the realistic potential to achieve what few startups can in a short period of time – generate significant annual revenues.

Asher added: "Management has leveraged its expertise and long standing market alliances within the property and casualty producer community to assemble a large backlog of potential Provider Clients for what we believe to be the Company's unique platform and programs. ShiftPixy now is in the position of being able to select rather than inviting Provider Clients into its proprietary program which we believe will enable ShiftPixy to grow more rapidly and select clients that may add more profitably to our operations."

The Company stated that its proprietary mobile shifter app will be released on Labor Day 2016.

Absher added: "We call a prospective employee a "Shifter." We have designed our ShiftPixy mobile app to be the primary entrance into the ShiftPixy ecosystem for a Shifter who was not an employee of an company that became a ShiftPixy client. The user experience on this app is being designed to provide a simple mobile access and opportunity management tool for Shifters to select and manage their shift opportunities. ShiftPixy intends to collect nominal monthly user fees from Shifter participation in the ShiftPixy ecosystem via this app. The ShiftPixy app will also serve as a gateway for Shifters to access perks and benefits an employee of a large company would enjoy. These perks may include health dental and vision coverages, 401(k) or IRA access, and a variety of discounts."

Media expenditures are planned to support the launch of the mobile Shifter access application. Additionally, the Company's electronic marketing plan focuses on generating message buzz around the ACA enforcement actions we expect in 2016 will show up in the form of penalties in 2016 for the unprepared employers of 2015. These penalties are steep, potentially in the hundreds of thousands of dollars or more and we expect will gain a great deal of national attention. When this happens, the Company intends to produce a significant volume of publicity around the ShiftPixy compliance solution within the trade and financial media to attempt to attract additional clients.

Our planned B2B digital message program will track hot subject matter surrounding ACA enforcement and compliance and produce additional content we will use to elevate ShiftPixy as an innovative employer solution to these ACA problems

The Company also reported that it has filed with the SEC an Offering Circular on Form 1-A under new Regulation A+. This new SEC regulation allows not only just wealthy accredited or institutional investors but also non-accredited investors… everyday people… the opportunity to invest in A+ IPO's. For more information go to:
https://wrhambrecht.com/ipos/shiftpixy-inc-regulation-a-ipo/

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About ShiftPixy, Inc.

ShiftPixy was formed to take advantage of weaknesses in compulsory insurance markets and new compliance requirements for U.S. businesses where statutory requirements for business owners collide with extremely limited access to the required insurance coverage, particularly health care insurance coverage, and related regulatory compliance issues. ShiftPixy management has leveraged over 20 years of experience in developing and marketing alternative risk programs to address unique business insurance needs into the delivery of a unique and what we believe to be a highly desirable suite of services to merge coverage access with operational compliance and financial support.

ShiftPixy's management team discovered that recent new demands due to the Affordable Care Act (ACA) were forcing a new compliance layer into the marketplace for our existing and potential Provider Clients which we were forced to aid in addressing for them. Due to the compliance and risk areas of expertise that were core to our client delivery, mastery of an effective solution such as the one we have developed has become essential.

In the work to master and incorporate a means to effectively address the new ACA compliance demands as part of our core service platform we observed that shift work was now very vulnerable. The direct casualty of ACA was the shift worker who is now seeing full time employment with one employer becoming a thing of the past as small employers dropped hours and shifts to bring their business into ACA compliance. The shift worker has now become part of the under-employed and forgotten millions in the US economy.

One the other side of the ACA impact were the job providers who now had to have more people working fewer hours. The race to meet the new demands and covering new gaps are stressing small business as never before in the US. The new demands have made delivery and cash flows challenging for small employers who provide most of the US employment. CITATION?

ShiftPixy management realized that they were in the prefect position to intermediate a better solution to meet the needs on both the provider and shift worker sides of the new Next Gen labor reality in the US. ShiftPixy has developed proprietary technology and client engagement processes that enable the Company create high value on both the employer and the employee sides of the U.S. shift work chasm.

When launched in September, the ShiftPixy mobile app allows available and qualified shift workers to connect with immediately available shifts from participating ShiftPixy Provider Clients through a simple mobile application. Shift workers or "Shifters" can find shift opportunities within their skill set and geographic range and pick up available shifts when they need the work. ShiftPixy processes the entire workflow on the provider side from offering open shifts, approving a Shifter based on their rich profile, to processing all of the payroll, insurance and regulatory demands for each shift hour worked.

The ShiftPixy provider platform secures and monetizes long-term Provider Client relationships under annual agreements which are not passive or transactional but active and vital to our client's success. Our product suite is designed to meet critical operational and financial needs and are specifically focused to exploit what we see as the current market weakness, with our goal of placing our value proposition very high with the Provider Clients we target. The ShiftPixy Shifter platform secures and monetizes individuals seeking shift work based on need and availability matched to their specific skills and within their geographic range on a monthly fee basis for access.

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ShiftPixy management has leveraged not only its expertise but also its long-standing market alliances within the property and casualty producer community to assemble a very large backlog of Provider Clients anxious for the planned launch of our unique platform and programs. The Company has the unique position of allowing rather than inviting Provider Clients into its proprietary program which allows ShiftPixy to grow rapidly and select Provider Clients profitably.

Our goal for our small business Provider Client business owners is to liberate them to do what they do best, provide high quality service to their customers. Our dedication and mastery of the "dailies" for our Provider Clients and ability to guide through small course corrections keep our Provider Clients on a path free of surprises or risks from failure to attend to and cure small issues before they take root and grow to expensive obstacles to the growth of the business. The resultant freedom our Provider Clients find now allows them to dedicate their focus to the growth of their business. These are truly liberating tools for small business owners on many significant business and personal levels.

ShiftPixy's primary Client Provider service engagement is contractual and allows Client Providers coverage access, operational and processing bandwidth from which we extract regular residual fee income monthly. Management is developing other high value touch points designed to strengthen and further monetize these Provider client engagements. Shifter user engagements will be monetized by charging for the services but keep the charges at low levels intended to drive mobile app utilization and community growth through not only shift access and opportunity management but personal access to perks an employee of a large corporation might enjoy due to the ShiftPixy economy of scale.

***

For more information on ShiftPixy, please visit the Company's website at www.ShiftPixy.com.

11

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link:
https://www.sec.gov/Archives/edgar/data/1675634/000147793216010647/shiftpixy_1a.htm

No money or consideration is being solicited by the information in this or any other communication or information on our website, and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information in this or any other communication or on our website shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

Contacts:

Corporate:

12

Investment Overview

ShiftPixy, Inc.

Copyright© ShiftPixy, Inc. All rights reserved.

13

Introduction to ShiftPixy

- Offers innovative solution to new employer/employee market realities - insurance requirements, Affordable Care Act (ACA) and workforce disruption
- Revolutionizes "GIG Economy" structure by creating its own proprietary workforce to lend out to third party employers
- Brings needed compliance to the Gig Economy challenges
- Provides a disruptive Next Gen unique suite of insurance products, regulatory compliance services and proprietary human administration tools coupled with an available Shifter labor force
- Initially targeting hotel and restaurant industries (13M workers)
- Well established network of insurance agents facilitating onboarding clients based on insurance coverage and compliance benefits
- Additional revenue opportunities once clients and shift workers are in the ShiftPixy ecosystem

Copyright© ShiftPixy, Inc. All rights reserved.

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Use of Proceeds

Use of Proceeds	Amount
Technology platform development	$2,800,000
Insurance reserves	$2,700,000
Personnel infrastructure	$2,600,000
Operational reserves	$35,000,000
Working capital	$1,900,000
Financing	$5,000,000
Total	**$50,000,000**

*Less Offering Expenses and Commissions

Copyright© ShiftPixy, Inc. All rights reserved.

15

The Opportunity

- 26 million part time workers in the United States
- Includes 6 million involuntary part-time workers
- Companies with 50+ employees = mandated ACA coverage
- Less than 30 hr/wk = no ACA insurance mandated coverage required
- 12% of employers plan to reduce work hours due to ACA
- Employers need more shift workers for fewer hours
- Shift workers need more shifts to maintain income
- ACA separates shifters from employers, and ShiftPixy brings them together in new combinations

Copyright© ShiftPixy, Inc. All rights reserved.

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Business Approach

ShiftPixy Deliverables		
Capture Systems	**Shifter Services**	**Provider Services**
Business development framework	Mobile access application	Turnkey HR services
Proprietary coverage programs	Healthcare coverage access	Mandated insurance coverage
Economies of scale	Network goodies	Network scale
Unique financial tools	Personal financial services	Corporate financial services

Copyright© ShiftPixy, Inc. All rights reserved.

17

Ecosystem

Staffing
Administrative Services
SHIFTPIXY ECOSYSTEM
SAAS Workforce Management
Insurance Services

Copyright© ShiftPixy, Inc. All rights reserved.

18

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Accomplishments

- Continued accelerating revenue growth – from approximately $2.3 million in the six months from August 1, 2015 to February 29, 2016 to approximately $9.7 million in revenues for just the three month period from March 1, 2016 to May 31, 2016.Established a fully operational client processing platform
- Secured a variety of insurance coverages to support client onboarding
- Started phased development of proprietary client support applications
- Commenced building and training staff for client support
- Filed Reg A+ in June 2016
- Preparing to launch the ShiftPixy mobile application in Q4 2016

Copyright © ShiftPixy, Inc. All rights reserved.

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Year 3 Key Target Objectives

- $2 billion in revenue
- 2,000 Shift Provider Clients in the ShiftPixy EcoSystem
- 100,000 Shifters in the ShiftPixy EcoSystem
- Operating margin of 15%
- $200 million in insurance reserves
- Prepare to enter new industries in territories served

These are the targets in management's current business plan. There is no assurance the Company will meet these targets.

Copyright© ShiftPixy, Inc. All rights reserved.

21

Co-Founder, CEO, CFO & Director

Scott W. Absher

- Joined the company upon formation in June 2015.
- Since February 2010 he has also been President of Struxurety, a business insurance advisory company.
- Contributes significant industry specific experience and expertise on the company's insurance products and services.
- Has a deep understanding of all aspects of the ShiftPixy business, products and markets.
- Brings substantial experience in corporate strategy, assessing emerging industry trends, and business operations.

Copyright© ShiftPixy, Inc. All rights reserved.

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Thank you for your interest.

ShiftPixy, Inc.

1 Venture
Irvine, CA 92612

Telephone: 888.798.9100

www.ShiftPixy.com

Copyright© ShiftPixy, Inc. All rights reserved.

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ShiftPixy Introduction Video

7.8.16

SCOTT ABSHER

ShiftPixy is an idea that evolved from conversation about some of the changes in the employee/employer landscape. And we built an eco-system now that better connects employees to opportunities and employers to available shift workers.

J. STEPHEN HOLMES

ShiftPixy is unique in a way that it offers a work-force management solution that gives employers on-demand employees at any time. Being part of a gig-economy, being a Next Generation gig economy company that is compliant, not only gives the employer compliance, but also gives the worker, employer rights, or employer protection.

SCOTT ABSHER

A couple years ago, our co-founder, Steve and I, were talking about our experience in the employer-service industry. Both of us have been in that space for over 20 years, assisting small businesses in their employee/ employer relationship and the management of that. And, we talked about some of the trends, some of the things that were evolving and one of those was along the lines of the Affordable Care Act and its impact on small business.

J. STEPHEN HOLMES

So, the regulatory environment has changed drastically over the last couple of years and has especially hit transitional work forces, like restaurants and hotels, like no one else. Not only do they have to navigate Affordable Care Act, having to keep their employees under a 29 hour limit in order to keep a lid on their expenses, but they also have to measure employees with mandatory pay time off laws and now the increase to minimum wage that really puts pressure on them.

SCOTT ABSHER

This new layer of compliance was put on them and their knee-jerk reaction was to, to well, forget it, we'll just put everyone to 29 hours. Which, tactically, that's great, but it leaves you with a problem – you've got to find more people that are able to work 29 hours.

J. STEPHEN HOMES

If you're going to move everyone to part-time, or most of your staff to part-time, you're going to have to have a lot more part-time employees. And so, giving them access to a contingent work force was really the birth of ShiftPixy.

25

SCOTT ABSHER

When we looked at our opportunity and we saw a very clear path to this market need, that it was exhilarating. We thought and were motivated that we had to do this. We had to do this. And it wasn't whether or not somebody else was going to do it or not, but we saw that this was something that was so needed – so necessary – and did so much good for so many people; we had an obligation to deliver on this.

J. STEPHEN HOLMES

One of the unique aspects of ShiftPixy is the recruiting aspect. The ability to automate the whole recruiting cycle. The traditional way that most restaurants or hotels go about it is to place an ad. They place an ad, they bring in multiple candidates, they go through their résumés, they may call their references and if they like them, they'll bring them in, fill out all the employee paperwork that goes along with it and put them to work. With ShiftPixy, the process is simple. They simply broadcast a shift, they confirm the shifter, they bring them in and they put them to work.

SCOTT ABSHER

What we're doing is, we've spent a lot of time since inception loading in our job providers, getting them seeded in the system now. When we turn the app on on Labor Day, now they'll be able to start taking and elevating their shift opportunities and that's what I think excites us. That we're offering something new that the marketplace has not seen; they've not imagined and we get to be the pioneers, the ones offering this new platform, this new eco-system.

J. STEPHEN HOLMES

Well I think with the regulatory environment that exists, I think it's very important that transitional workforces, like restaurants and hotels, not only get to rein in all of their expenses, but have the ability to access labor. With more and more people working part-time jobs and mobile technology ingrained in today's society, the ability to access a contingent workforce has never been greater than it is now.

SCOTT ABSHER

Any investor looking at the gig economy as an opportunity – the market is huge, it's growing vastly. We're way beyond antidotal, these are hard numbers that are out there about how big this economy is. But when you look at it, you look at companies like Über and that's out of reach for the small investor. What ShiftPixy's done is set up an investment structure under Reg A Plus with the Securities Exchange Commission. Our sponsor is W.R. Hambrick, out of San Francisco; they're our investment banker. ShiftPixy's investment opportunity was set up to be a very democratized participation. This is not "the big guy" type of investment. This is set up for individual, small investors. We're focusing right now on the restaurant and hospitality vertical. Again, because they've made some decisions, as an industry, because of the Affordable Care Act, to push people to 29 hours in order to comply. And, when we look at the larger marketplace, we see a lot of vertical markets, outside of just the restaurant and hospitality trades. We see the transportation industry, we see the service industry, we're looking at the healthcare industry. And these are all industries that are driven by work that's delivered one shift at a time. ShiftPixy has the opportunity to step in and deliver compliance ensurity for both parties, one shift at a time.

26

End logo

Disclaimer

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link: https://www.sec.gov/Archives/edgar/data/1675634/000147793216010647/shiftpixy_1a.htm

No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information on our website or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

27

ShiftPixy Introduction Video

7.8.16

3:25 minutes

SCOTT ABSHER	ShiftPixy is a revolution, I think, in the way employers and employees connect.

J. STEPHEN HOLMES

It offers a work-force management solution that gives employers on-demand employees at any time. Being a Next Generation gig economy company that is compliant, not only gives the employer compliance, but also gives the worker, employer rights, or employer protection.

SCOTT ABSHER	We talked about some of the trends, some of the things that were evolving and one of those was along the lines of the Affordable Care Act and its impact on small business.

J. STEPHEN HOLMES

So, the regulatory environment has changed drastically over the last couple of years and has especially hit transitional work forces, like restaurants and hotels. Not only do they have to navigate Affordable Care Act, to having to keep their employees under a 29 hour limit in order to keep a lid on their expenses, but they also have to measure employees with mandatory pay time off laws and now the increase to minimum wage that really puts pressure on them.

SCOTT ABSHER

This new layer of compliance was put on them and their knee-jerk reaction was to, well, forget it, we'll just put everyone to 29 hours. Which, tactically, that's great, but it leaves you with a problem – you've got to find more people that are able to work 29 hours.

J. STEPHEN HOMES

If you're going to move everyone to part-time, or most of your staff to part-time, you're going to have to have a lot more part-time employees. And so, giving them access to a contingent work force was really the birth of ShiftPixy. One of the unique aspects of ShiftPixy is the recruiting aspect. The ability to automate the whole recruiting cycle. The traditional way that most restaurants or hotels go about it is to place an ad. They place an ad, they bring in multiple candidates, they go through their résumés, they may call their references and if they like them, they'll bring them in, fill out all the employee paperwork that goes along with it and put them to work. With ShiftPixy, the process is simple. They simply broadcast a shift, they confirm the shifter, they bring them in and they put them to work.

28

SCOTT ABSHER

Any investor looking at the gig economy as an opportunity – the market is huge, it's growing vastly. We're way beyond antidotal, these are hard numbers that are out there about how big this economy is. What ShiftPixy's done is set up an investment structure under Reg A Plus with the Securities Exchange Commission. Our sponsor is W.R. Hambrick, out of San Francisco; they're our investment banker. ShiftPixy's investment opportunity was set up to be a very democratized participation. This is not "the big guy" type of investment. This is set up for individual, small investors. We see a lot of vertical markets, outside of just the restaurant and hospitality trades. We see the transportation industry, we see the service industry, we're looking at the healthcare industry. And these are all industries that are driven by work that's delivered one shift at a time. ShiftPixy has the opportunity to step in and deliver compliance ensurity for both parties, one shift at a time.

ShiftPixy Logo

Disclaimer

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link:

https://www.sec.gov/Archives/edgar/data/1675634/000147793216010647/shiftpixy_1a.htm

No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information on our website or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

29

News Release

Contacts:

ShiftPixy Creates Innovative Solution To Employer/Employee Problems Created By Affordable Care Act (ACA); Revolutionizes "GIG Economy" Structure By Creating Its Own Proprietary Workforce To Lend Out To Third Party Employers.

The ShiftPixy Solution Allows Employers Who Choose To Reduce Employee Work Hours As Their Default Option To Avoid Mandated Regulatory Costs And Related Burdens; Gives Them The Ability To Maintain Workforce Levels While Providing Employees Opportunity To Receive "Full Time" Wages And Healthcare Coverage.

ShiftPixy Management explains why they believe that the Company has the potential to significantly increase revenues in the future.

ShiftPixy Has Filed A Regulation A+ Offering Circular with the SEC; Will Use A New SEC Regulatory Framework That Allows Non-Accredited Investors The Opportunity To Invest in SEC Registered A+ IPO Offerings.

IRVINE, CA – __/__/2016 –

ShiftPixy, Inc. ("ShiftPixy® or the "Company") a disruptive Next Gen GIG Economy provider of unique insurance products, regulatory compliance services, proprietary human administration tools and variable labor force provider, announced that its initial roll-out of its business model in Southern California. Building upon this success, the Company plans to release a new application in early September 2016, that will enable unemployed, under-employed or part-time and/or full-time individuals initially in the nation's restaurant and hospitality industry workforce, and ultimately in all business' workforce, to apply for variable shift work from businesses in their local market. Appropriately, this proprietary app is planned for release on Labor Day 2016.

The Company saw that the Affordable Care Act (ACA), while solving problems also inadvertently opened up a whole new market for labor services… and the Company also saw that the shortcomings in the much hyped new class of the service industry, the "GIG Economy," was not the way to tap into this vast new market.

The GIG Economy is a service industry where workers are expected to operate like mini-businesses. The influence of these kinds of service industry companies is growing. According to an analysis by Greylock Partners, the value of transactions over platforms such as car services Lyft and Uber, grocery delivery service Instacart and courier service Postmates could grow as large as $10 billion this year."

http://www.fastcompany.com/3042248/the-gig-economy-wont-last-because-its-being-sued-to-death

30

Scott W. Absher, ShiftPixy Founder & CEO said: "As technology has advanced over the past decade, new internet-based employment platforms emerged which are often referred to collectively as the "Gig Economy." Many of these platforms, such as Uber (transportation) and Instacart (grocery delivery) regularly engage "contract workers" rather than "employees" for jobs (gigs). Among other reasons, his classification allows companies Uber to operate with 20% to 30% less in labor costs than competition having employees, leading to eye-popping numbers like Uber's $40 billion valuation or Instacart's latest $220 million round of funding. Many fear that loss of the gig workforce structure, either by a wave of class-action lawsuits, intervention by regulators, or through the collective action of disgruntled workers, and the gig economy may be in serious jeopardy.

8http://www.fastcompany.com/3042248/the-gig-economy-wont-last-because-its-being-sued-to-death

ShiftPixy's evolution of the classic GIG model, totally eliminates this key weakness in the standard model of treating workers as independent contractors.

ShiftPixy has embraced the next Gen structure for the GIG economy by making their workers (ShiftPixy calls them "Shifters") employees of ShiftPixy and lending them out to third party employers in need of additional workers.

The employers get the benefit of having a workforce without the compliance and regulatory burdens that normally accompany their hiring of a regular workforce, particularly ones that exist in industries with many part-time/shift workers such as the restaurant and hospitality industries, ShiftPixy's initial target market. ShiftPixy and NOT the operating business is the entity that employs these Shifters and handles ACA and other administrative and regulatory compliance matters that accompany the hiring of employees. ShiftPixy totally removes that burden from its operating business clients.

The need for the services the Company offers is an unintended result of and has been amplified by the compliance burdens placed upon employers of GIG Economy workers under the Affordable Care Act (ACA). ShiftPixy recognized this need early on and saw it as an opportunity.

As shown by the studies below, the ACA's new compulsory insurance requirements for US business owners has caused companies to reduce the number of hours worked by employees as their default solution. However, that left them with a need for additional workers to fill the void.

As a result, employers require a greater number of employees who are each working fewer hours than before… and shift workers now need more opportunities to work for different companies in order to maintain their income level.

Scott W. Absher added: "The Affordable Care Act is affecting personnel decisions. A survey of more than 600 small business owners by the Society for Human Resource Management found that 20% of companies surveyed reported they have cut the number of workers they employ. Employers are not required to offer coverage for employees who work less than 30 hours per week. A related study found that 12% of employers nationwide plan to reduce workers' hours as a result of ACA1."

1 http://www.ncpa.org/pub/st356

31

One direct casualty of ACA has been the shift worker, with full time employment with one employer becoming a thing of the past as employers dropped hours and shifts to bring their business into ACA compliance by having less than 50 full time employees. Full time employees not only include traditional full time workers working more than 30 hours per week but also requires employers to make complex calculations involving all part time workers to make sure they don't have part time workers constituting equivalent full time employees.

"There are approximately 26 million part time workers in the United States. Of these, more than 6 million people are classified as "involuntary part-time workers," meaning that they would have preferred full-time employment, but were working part time because their hours had been cut back or because they were unable to find a full-time job2.

2 http://www.bls.gov/news.release/archives/empsit_08072015.pdf

On the other side of the table, due to ACA, in order not to be subject to ACA insurance mandates job providers now had to have more people working fewer hours. The Company has seen that race to meet the new demands and covering new gaps are stressing small business as never before in the US. The new demands have made delivery and cash flows challenging for small employers who provide most of the US employment.

Scott W. Absher, Co-Founder & CEO added: "We have seen that the race to meet the new demands and covering new regulatory requirement gaps are stressing small business as never before. The new demands have made compliance, staffing, and cash flows more challenging for small employers who provide most of the US employment. To address these widespread pain points, ShiftPixy has established a unique and what we believe are a highly desirable suite of services that merge insurance coverage access, operational, compliance and financial support, along with intermediation of shift workers and available shifts at participating businesses.

One valuable aspect of ShiftPixy's services to employers is access to a large pool of qualified shift workers that are part of the Company's proprietary ecosystem. Many of these shifters will come into the ecosystem through their current employers who become ShiftPixy clients thus making ShiftPixy the employer of record for their workers. The Company intends to add to the ShiftPixy ecosystem others seeking employment (but not working for ShiftPixy employers) from Company marketing initiatives focused on continuously expanding the pool of available shift workers, initially from the new mobile app the Company will offer in September 2016. These activities will give employers a greater incentive to become ShiftPixy clients by making available to them a greater number of qualified, local shift workers to fill available shifts through marketing to potential shifters outside the ecosystem will occur simultaneously with onboarding additional shifters via new employer enrollment with ShiftPixy.

ShiftPixy will initially target the restaurant and hotel industries, a market comprised of 13 million workers. Management has also identified several additional markets such as New York, Chicago, Dallas and Orlando where ShiftPixy may in the future target for marketing through what it will promote as bringing the same high value type services to these industries as it is now bringing to the restaurant and hospitality industries.

32

The ShiftPixy Next Gen model for the GIG Economy which we believe the natural evolution from the classic model of GIG workers being problematically classified as independent contractors to their becoming full-time employees ShiftPixy that provides these workers to ShiftPixy clients, their former employers.

ShiftPixy is already generating significant revenue, and has the realistic potential to achieve what few startups can in a short period of time – generate significant annual revenues.

Asher added: "Management has leveraged its expertise and long standing market alliances within the property and casualty producer community to assemble a large backlog of potential Provider Clients for what we believe to be the Company's unique platform and programs. ShiftPixy now is in the position of being able to select rather than inviting Provider Clients into its proprietary program which we believe will enable ShiftPixy to grow more rapidly and select clients that may add more profitably to our operations."

The Company stated that its proprietary mobile shifter app will be released on Labor Day 2016.

Absher added: "We call a prospective employee a "Shifter." We have designed our ShiftPixy mobile app to be the primary entrance into the ShiftPixy ecosystem for a Shifter who was not an employee of an company that became a ShiftPixy client. The user experience on this app is being designed to provide a simple mobile access and opportunity management tool for Shifters to select and manage their shift opportunities. ShiftPixy intends to collect nominal monthly user fees from Shifter participation in the ShiftPixy ecosystem via this app. The ShiftPixy app will also serve as a gateway for Shifters to access perks and benefits an employee of a large company would enjoy. These perks may include health dental and vision coverages, 401(k) or IRA access, and a variety of discounts."

Media expenditures are planned to support the launch of the mobile Shifter access application. Additionally, the Company's electronic marketing plan focuses on generating message buzz around the ACA enforcement actions we expect in 2016 will show up in the form of penalties in 2016 for the unprepared employers of 2015. These penalties are steep, potentially in the hundreds of thousands of dollars or more and we expect will gain a great deal of national attention. When this happens, the Company intends to produce a significant volume of publicity around the ShiftPixy compliance solution within the trade and financial media to attempt to attract additional clients.

Our planned B2B digital message program will track hot subject matter surrounding ACA enforcement and compliance and produce additional content we will use to elevate ShiftPixy as an innovative employer solution to these ACA problems

The Company also reported that it has filed with the SEC an Offering Circular on Form 1-A under new Regulation A+. This new SEC regulation allows not only just wealthy accredited or institutional investors but also non-accredited investors… everyday people… the opportunity to invest in A+ IPO's. For more information go to: https://wrhambrecht.com/ipos/shiftpixy-inc-regulation-a-ipo/

33

About ShiftPixy, Inc.

ShiftPixy was formed to take advantage of weaknesses in compulsory insurance markets and new compliance requirements for U.S. businesses where statutory requirements for business owners collide with extremely limited access to the required insurance coverage, particularly health care insurance coverage, and related regulatory compliance issues. ShiftPixy management has leveraged over 20 years of experience in developing and marketing alternative risk programs to address unique business insurance needs into the delivery of a unique and what we believe to be a highly desirable suite of services to merge coverage access with operational compliance and financial support.

ShiftPixy's management team discovered that recent new demands due to the Affordable Care Act (ACA) were forcing a new compliance layer into the marketplace for our existing and potential Provider Clients which we were forced to aid in addressing for them. Due to the compliance and risk areas of expertise that were core to our client delivery, mastery of an effective solution such as the one we have developed has become essential.

In the work to master and incorporate a means to effectively address the new ACA compliance demands as part of our core service platform we observed that shift work was now very vulnerable. The direct casualty of ACA was the shift worker who is now seeing full time employment with one employer becoming a thing of the past as small employers dropped hours and shifts to bring their business into ACA compliance. The shift worker has now become part of the under-employed and forgotten millions in the US economy.

One the other side of the ACA impact were the job providers who now had to have more people working fewer hours. The race to meet the new demands and covering new gaps are stressing small business as never before in the US. The new demands have made delivery and cash flows challenging for small employers who provide most of the US employment. CITATION?

ShiftPixy management realized that they were in the prefect position to intermediate a better solution to meet the needs on both the provider and shift worker sides of the new Next Gen labor reality in the US. ShiftPixy has developed proprietary technology and client engagement processes that enable the Company create high value on both the employer and the employee sides of the U.S. shift work chasm.

When launched in September, the ShiftPixy mobile app allows available and qualified shift workers to connect with immediately available shifts from participating ShiftPixy Provider Clients through a simple mobile application. Shift workers or "Shifters" can find shift opportunities within their skill set and geographic range and pick up available shifts when they need the work. ShiftPixy processes the entire workflow on the provider side from offering open shifts, approving a Shifter based on their rich profile, to processing all of the payroll, insurance and regulatory demands for each shift hour worked.

34

The ShiftPixy provider platform secures and monetizes long-term Provider Client relationships under annual agreements which are not passive or transactional but active and vital to our client's success. Our product suite is designed to meet critical operational and financial needs and are specifically focused to exploit what we see as the current market weakness, with our goal of placing our value proposition very high with the Provider Clients we target. The ShiftPixy Shifter platform secures and monetizes individuals seeking shift work based on need and availability matched to their specific skills and within their geographic range on a monthly fee basis for access.

ShiftPixy management has leveraged not only its expertise but also its long-standing market alliances within the property and casualty producer community to assemble a very large backlog of Provider Clients anxious for the planned launch of our unique platform and programs. The Company has the unique position of allowing rather than inviting Provider Clients into its proprietary program which allows ShiftPixy to grow rapidly and select Provider Clients profitably.

Our goal for our small business Provider Client business owners is to liberate them to do what they do best, provide high quality service to their customers. Our dedication and mastery of the "dailies" for our Provider Clients and ability to guide through small course corrections keep our Provider Clients on a path free of surprises or risks from failure to attend to and cure small issues before they take root and grow to expensive obstacles to the growth of the business. The resultant freedom our Provider Clients find now allows them to dedicate their focus to the growth of their business. These are truly liberating tools for small business owners on many significant business and personal levels.

ShiftPixy's primary Client Provider service engagement is contractual and allows Client Providers coverage access, operational and processing bandwidth from which we extract regular residual fee income monthly. Management is developing other high value touch points designed to strengthen and further monetize these Provider client engagements. Shifter user engagements will be monetized by charging for the services but keep the charges at low levels intended to drive mobile app utilization and community growth through not only shift access and opportunity management but personal access to perks an employee of a large corporation might enjoy due to the ShiftPixy economy of scale.

***

For more information on ShiftPixy, please visit the Company's website at www.ShiftPixy.com.

35

ShiftPixy has filed an Offering Circular for the offering of its securities on Form 1-A with the Securities and Exchange Commission but the Offering Circular has not yet become qualified. You may obtain a copy of the most recent version of the Preliminary Offering Circular with the following link:

https://www.sec.gov/Archives/edgar/data/1675634/000147793216010647/shiftpixy_1a.htm

No money or consideration is being solicited by the information in this or any other communication or information on our website, and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The offering is being made only by means of the Offering Circular. The securities in our offering may not be sold nor may offers to buy be accepted prior to the time our Offering Circular is qualified by the SEC. Any information in this or any other communication or on our website shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

Contacts:

Corporate:

WR HAMBRECHT+CO

APPROVED FOR GENERAL DISTRIBUTION

REGULATION A INITIAL PUBLIC OFFERING: INTRODUCTION

John Hullar, Managing Partner
jhullar@wrhambrecht.com

Whitney White, ECM
wwhite@wrhambrecht.com

Chris Hannan, Equity Sales
415-551-3200
channan@wrhambrecht.com

Helen Miazga, Project Manager
hmiazga@wrhambrecht.com

ShiftPixy

____ to ____ Shares
Common Stock

COMPANY OVERVIEW

Founded in 2015, **ShiftPixy, Inc ("ShiftPixy")** operates as a temporary staffing service provider which contracts with clients with large contingent part-time workforce demands, primarily in the restaurant and hospitality business to become the employer and provider of workers to these clients primarily for part-time shift work. Its services include key HR management and employee benefits functions, including HR administration, employee benefits, and employer liability management, into a single-source solution. ShiftPixy currently operates in Los Angeles/Southern California, but plans to open additional physical offices in San Francisco, New York, Chicago, Dallas, Orlando, Atlanta, Philadelphia and Las Vegas. The company currently serves approximately 155 clients and approximately 3,354 worksite employees. None of these clients represent more than 10% of its annualized revenues for fiscal year 2016.

Website: https://www.shiftpixy.com/

THE OFFERING

ShiftPixy offers a minimum of $15.0 million and a maximum of $50.0 million of common stock, consisting of a minimum of ___ million and a maximum of ___ million shares at an offering price of $___ per share. The securities will list on the NASDAQ and begin trading shortly after the close of this offering. Net proceeds to ShiftPixy are anticipated to be $46.4 million, assuming the company sells all of the shares being offered, after underwriting discount and commissions of $3.0mn and the company's estimated other offering expenses of $600,000.

Anticipated Symbol / Trading Venue:	[PIXY] / NASDAQ	Offering Price:	$_____
Total Shares Offered:	____ million shares	Gross Proceeds (at midpoint):	____ million
Lock-Up:	180 days	Pro Forma Market Cap (at midpoint):	____ million

MARKETING MATERIALS		OFFERING TIMETABLE	
Offering Circular:	wrhambrecht.com/PIXY	Test-The-Waters:	Summer 2016
Company Video:	Coming Soon	Road Show:	TBD
Other Materials:	Coming Soon	Expected:	Fall 2016

INVESTMENT HIGHLIGHTS

Large Potential Market

Shiftpixy's services have a large potential market. Current statistics show that there are over 7.2 million employees in restaurants, where each restaurant employs more than 50 people. There are close to 5.1 million are employed in the hospitality industry that have over 50 employees. According to US Census Bureau, most restaurant establishments have a 90% variable hour worker and 10% full-time worker. ShiftPixy's initial market focus is Los Angeles/Southern California, San Francisco, New York, Chicago, Dallas, Orlando, Atlanta, New Orleans, Las Vegas, Denver and Phoenix. These markets account for 53% of the employers with 50 or more employees in this sector.

Growth Opportunity:

The company is trying to position itself in the market as a temporary staffing provider, delivering a flexible regular staff solution to its clients. ShiftPixy generally engages clients with 100 to 500 employees where the engagement is at the ownership level of the business unlike the typical temporary staffing industry engagement with businesses with over 500 employees. ShiftPixy has positioned itself as the employer rather than co-employer in the PEO engagement. The employer liabilities are shared or divided in a co-employer engagement. In contrast, ShiftPixy's client engagement the risks and liabilities are primarily with ShiftPixy.

Mitigation of ACA and other Insurance Compliance Risks:

Shiftpixy mitigates ACA healthcare and other types of employee required insurance compliance risks, such as workers' compensation, by becoming a temporary staffing agency for its clients, and absorbing a client's current and future workforce, including part-time employees, and making them employees of Shiftpixy and not the employer client. In addition to mitigating risk, Shiftpixy also provides cost containment and cost savings benefits to its clients using our services.

Mobile Shifter App Will Provide Additional Benefits to Employers and Shift Workers:

The company is working to expand its business through the ShiftPixy Shifter Services Mobile App, scheduled to be launched in late 2016. It will be a proprietary application downloadable for mobile devices, allowing shift employees of its clients to access shift work opportunities for all of its clients, and anticipated in early 2017. Mobile app users will be charged between $4.99 to $9.99 per month.

(over)

WR HAMBRECHT+CO

APPROVED FOR GENERAL DISTRIBUTION

RISK FACTORS

Risks Relating to Business: Lack of long-term operating history makes predictions of future operating results difficult to ascertain. The company has generated revenues of $67,549, from inception to August 2015. As a consequence, it is difficult to forecast future results based upon historical data. Because of the related uncertainties, the company may be hindered in its ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. There is substantial doubt about its ability to continue as a going concern and if the company is unable to generate significant revenue or secure additional financing it would be difficult to implement business plan and grow business.

Industry Risks: The company will compete with many companies that offer a range of specialized temporary staffing management products and services similar to its own or traditional temporary staffing management products and services. There are limited barriers in the entry. Price competition in the industry, particularly from smaller competitors in local and regional markets, is intense, and pricing pressures from competitors and clients are increasing. There are new competitors entering various markets, which may further increase pricing pressures. Targeted customer base is diverse and the company faces a challenge in adequately meeting each group's needs. Use of software products in the business may contain defects which will make it more difficult to establish and maintain customers. Damage claims against the company as a result of actions of its temporary work employees could reduce its sales and revenue.

Risks Related to Management and Personnel: The company's future business and results of operations depend heavily on significant continued contributions Mr. Scott W. Absher, CEO/CFO and Director. Loss of his services could adversely affect the development of business. Its officer and director have no experience in managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, the company may not be able to operate successfully as a public company, even if its operations are successful.

Risks Related to this Offering: Prior to this offering, there has been no public market for ShiftPixy's Common Stock, therefore the company cannot predict the extent to which an active market for its Common Stock will develop or be sustained after this offering, or how the development of such a market might affect the market price of its common stock. Investors in this offering will experience immediate and substantial dilution and market price of common stock may fluctuate.

For a complete discussion of risks, please refer to the Form 1-A.

The offering is being made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified. You may obtain a copy of the most recent version of the preliminary offering circular by clicking on the "SEC EDGAR Website" link above.

This document contains forward-looking statements reflecting current expectations that involve risks and uncertainties. These forward looking statements include statements regarding commercialization plans, projected timeline for U.S. clinical trials, the potential market these shares, and the offering timetable. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in the offering circular.

These securities may not be sold nor may offers to buy be accepted prior to the time the offering statement is qualified. This document shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

No money or other consideration is being solicited in connection with this document, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement on Form 1-A is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind.

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